UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 1, 2004

Maxtor Corporation

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-16447 (Commission File No.)	77-0123732 (I.R.S. Employer Identification No.)

500 McCarthy Blvd., Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 894-5000

Item 5. Other Events and Regulation FD Disclosure

Maxtor Corporation Lowers Guidance for Second Fiscal Quarter 2004

On July 1, 2004, Maxtor Corporation (the “Company”) provided an update on the outlook for its financial results for the Company’s second quarter ended June 26, 2004. The Company expects that shipments in the second fiscal quarter of 2004 will total approximately 11.6 million units. Second fiscal quarter 2004 revenue is anticipated to be approximately $820 to $825 million. The Company expects to report a second fiscal quarter 2004 net loss on a GAAP basis of between $20 and $30 million, or approximately $(0.08) to $(0.12) per share, which includes a charge for the amortization of intangible assets of $5.1 million. Also included in the second fiscal quarter of 2004 is a gain of $24.8 million from the settlement of a lawsuit brought by Maxtor against Koninklijke Phillips Electronics N.V. related to a quality issue on a legacy Quantum product. Excluding this gain, the net loss on a non-GAAP basis for the second fiscal quarter of 2004 is expected to be between $40 and $50 million, or approximately $(0.16) to $(0.20) per share.

Shipments in the second fiscal quarter of 2004 were approximately 10% below initial guidance expectations. This shortfall reflected the seasonally weak second quarter, coupled with softness in the distribution channel, as white box manufacturers and system integrators delayed purchases in anticipation of declining prices. During the quarter, the price gap between OEM and distribution customers narrowed more than expected, especially in the latter part of June.

As a result of greater than expected price declines, the average selling price in the second quarter is anticipated to be approximately $71, a $4 decline from the first quarter and significantly below the guidance assumptions. The combined effect of lower than expected volume and pricing accounted for the entirety of the guidance miss.

During the quarter, the Company took aggressive actions to reduce costs and expenses, which partially offset the impact of the projected shortfall. The gross profit margin in the second quarter is expected to be between 9% and 10%. Operating expenses are anticipated to be approximately $115 million.

In order to reduce costs further and lower its breakeven point, the Company will eliminate approximately 400 to 500 positions company-wide. The headcount eliminations will result in a reduction of costs and associated expenses estimated at approximately $60 to $80 million annually. These actions will begin in the third quarter fiscal 2004 with the majority completed by year-end.

The Company expects to report final results for the second quarter on Wednesday, July 21, 2004.

This report contains forward-looking statements concerning the company’s expected second quarter financial results and restructuring efforts. These statements are based on current expectations and are subject to risks and uncertainties which could materially affect the company’s results, including, but not limited to, the risk that the projected results for the reported quarter are incomplete and preliminary and therefore subject to adjustment, market demand for hard disk drives, qualification of the Company’s products, market acceptance of the Company’s products, the Company’s ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, international security and political stability, and general economic and industry conditions. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K for fiscal 2003. Maxtor is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit 99.1	Press release, dated July 1, 2004, regarding updated guidance for second quarter of fiscal 2004.

Item 12. Results of Operations and Financial Condition

On July 1, 2004, Maxtor Corporation issued a press release updating its guidance for the fiscal quarter ended June 26, 2004. The press release setting forth updated guidance is attached hereto as Exhibit 99.1.

The information in this Item 12 of Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 2, 2004

MAXTOR CORPORATION
By:	/s/ Theodore A. Hull
	Name:	Theodore A. Hull
	Title:	Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release, dated July 1, 2004, regarding updated guidance for second quarter of fiscal 2004.